EXHIBIT 10-8

EXECUTION COPY

SITE SUBLEASE

Dated as of July 1, 2007

between

MANSFIELD 2007 TRUST A,
as Site Sublessor

and

FIRSTENERGY GENERATION CORP.,
as Site Sublessee

SALE AND LEASEBACK OF A 16.8885% UNDIVIDED INTEREST IN
BRUCE MANSFIELD PLANT UNIT 1

i

EXHIBITS:

Exhibit A Legal Description of the Facility Site

ii

SITE SUBLEASE

                This SITE SUBLEASE (as the same may be amended, modified or supplemented, this “Site Sublease”), dated as of July 1, 2007, between MANSFIELD 2007 TRUST A, a Delaware statutory trust (“Site Sublessor” or “Lessor”), and FIRSTENERGY GENERATION CORP., an Ohio corporation (“Site Sublessee” or “FGCO”).

WITNESSETH:

                WHEREAS,  FGCO, a direct, wholly-owned subsidiary of FirstEnergy Solutions Corp. and an indirect, wholly-owned subsidiary of FirstEnergy Corp., owns a 93.825% undivided interest in the fee interest in and to those certain parcels of real property located near Shippingport, Pennsylvania described in Exhibit A attached hereto (such parcels, together with all rights of way, easements, permits and other appurtenances now in existence or hereafter created, collectively, the “Facility Site”); and

                WHEREAS, immediately prior to the effectiveness of this Site Sublease, FGCO sold, assigned and conveyed to Site Sublessor an undivided 16.8885% ownership interest in and to the Facility (which interest is defined in Appendix A to the Participation Agreement referred to below as the “Undivided Interest”) which included, without limitation, that certain fully scrubbed coal-fired generating facility with a net demonstrated capacity of 830 MW and all other improvements situated upon the Facility Site (such fully scrubbed coal-fired generating facility is more fully defined in Exhibit A to the Participation Agreement); and

                WHEREAS, concurrently with the acquisition of the Undivided Interest, Site Sublessor (i) leased from FGCO (in such capacity, the “Site Lessor”), a 16.8885% undivided interest in the Facility Site pursuant to that certain Site Lease between Site Lessor and Site Sublessor, dated as of the date hereof (the “Site Lease”), a memorandum of which shall be recorded in the Official Records, as a tenant-in-common with other owners of undivided interests in, or owners of undivided leasehold interests in, the Facility Site, and (ii) leased to Site Sublessee the Undivided Interest pursuant to that certain Facility Lease Agreement between Site Sublessor and Site Sublessee dated as of the date hereof (the “Facility Lease”), a memorandum of which shall be recorded in the Official Records; and

                WHEREAS, Site Sublessee desires to sublease from Site Sublessor, and Site Sublessor desires to sublease to Site Sublessee, a 16.8885% undivided leasehold interest in the Facility Site, subject to the terms and conditions of this Site Sublease (the rights and interests of Site Sublessee in the Facility Site granted pursuant to this Site Sublease are sometimes collectively referred to as the “Ground Interest”); and

                WHEREAS, Site Sublessee, Site Sublessor and certain other parties have previously entered into the Participation Agreement (as defined below), pursuant to which the parties thereto are making certain representations, warranties, covenants and agreements related to the transactions contemplated by this Site Sublease and the Participation Agreement;

                NOW, THEREFORE,  in consideration of the foregoing and the mutual covenants, agreements and conditions herein contained and of other good and valuable consideration,

receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

AGREEMENT AND DEFINITIONS

Section 1.1.           Documents Included.  This Agreement consists of this document and the following Exhibits which are attached hereto and which are specifically incorporated herein and made a part hereof by this reference:

Exhibit A: Legal Description of the Facility Site

Section 1.2.           Conflicting Provisions.  In the event of any conflict between this document and any attachment or exhibit hereto, the terms and provisions of this document, as amended from time to time, shall control.

Section 1.3.           Definitions and Interpretation. Capitalized terms used in this Site Sublease, including the recitals, and not otherwise defined herein shall have the respective meanings set forth in Appendix A to the Participation Agreement, dated as of June 26, 2007 (the “Participation Agreement”), among Site Sublessee, FirstEnergy Solutions Corp., as Guarantor, Site Sublessor, U.S. Bank Trust National Association, as Trust Company, Hillbrook Corp., as Owner Participant, The Bank of New York Trust Company, N.A., not in its individual capacity, except as expressly provided therein, but solely as Indenture Trustee, and The Bank of New York Trust Company, N.A., not in its individual capacity, except as expressly provided therein, but solely as Pass Through Trustee. The Rules of Interpretation set forth in Appendix A to the Participation Agreement shall apply to the terms used in and the interpretation of this Site Sublease.

ARTICLE II

SUBLEASE TERM; NO MINERAL RIGHTS

Section 2.1.           Sublease of Ground Interest; Initial Sublease Term; Renewal Options.

                (a)           Upon the terms and conditions hereof, Site Sublessor hereby subleases to Site Sublessee, and Site Sublessee hereby subleases from Site Sublessor, the Ground Interest, excluding, for the avoidance of doubt, the Facility, for a term (the “Initial Sublease Term”) which shall commence on July 13, 2007 and shall, unless sooner terminated pursuant to the terms hereof, expire on June 13, 2040 or, if later, the date repair or restoration of the Facility is completed in accordance with Section 10 of the Facility Lease.

                (b)           In the event and on each occasion that Site Sublessee has exercised any option of Site Sublessee to renew the Facility Lease pursuant to Section 15 thereof, then this Site Sublease shall be deemed extended for a period of time equivalent to the Facility Lease renewal (each such renewal period, a “Renewal Term” and, all such Renewal Terms, together with the Initial Sublease Term, the “Term”) without any further act of any Person. Notwithstanding anything to the contrary in this Section 2.1, upon expiration or termination of the Facility Lease in accordance with the terms thereof, the Term hereof shall terminate automatically. The subleasing hereunder is subject only to (i) all laws and regulations affecting the Ground Interest, and (ii) the Permitted Encumbrances, including, without limitation, the Site Lease. It is the express intention of the parties hereto that this Site Sublease constitute a true sublease of the Ground Interest, as set forth in Section 2.1(a), and not a mortgage or pledge thereof.

Section 2.2.           No Mineral Rights.  This Agreement does not demise or lease to Site Sublessee any oil, gas, steam or other minerals or substances in place underneath the surface of the Facility Site or any right to extract and remove the same or any other right in connection therewith.

Section 2.3.           Subordinate to Site Lease, Etc.  This Agreement is subject to all the terms and conditions of the Site Lease. Any termination, expiration or cancellation of the Site Lease shall terminate this Site Sublease automatically and without any further act of any Person. Site Sublessee shall undertake and perform, for the benefit of Site Sublessor, all duties and obligations of Site Lessee under the Site Lease and shall not take any action, or fail to take any action, which action or failure would constitute or result in a Site Lease Event of Default under the Site Lease. Any action or failure to take action by Site Sublessee which is or results in a Site Lease Event of Default under the Site Lease shall likewise constitute a Site Sublessee Event of Default under this Site Sublease.

ARTICLE III

SEVERANCE

                Title to the Facility and all Components, Replacement Components and Modifications and every portion thereof is severed, and shall be and remain severed, from title to the real estate constituting the Facility Site on which the Facility and other equipment is located, even if physically attached thereto. The parties agree that the Facility, the Components, the Replacement Components and all Modifications shall be and shall remain the property of Site Sublessor (except as to any Severable Modifications, title to which, in each case, is reserved to Site Sublessee) and shall not be or become fixtures or otherwise part of the real estate constituting the Facility Site.

ARTICLE IV

SUBRENT

Section 4.1.           Sublease Term Subrent.  As rent for the Ground Interest during the Initial Sublease Term, Site Sublessee shall pay to Site Sublessor an annual base rent (the “Subrent”) equal to the amount of rent payable under the Site Lease for the corresponding period. In addition, Site Sublessee shall pay as supplemental rent under this Site Sublease all other amounts payable by Site Sublessor under the Site Lease attributable to the Term of this Site Sublease. The Subrent and such supplemental rent payable during the Initial Sublease Term or during each Renewal Term shall be paid as and when due under the Site Lease. The Subrent for any partial year at the end of the Initial Sublease Term shall be prorated on the basis of the number of days in such partial year relative to 365 days.

Section 4.2.           Renewal Term Subrent.  As rent for the Ground Interest during each Renewal Term, Site Sublessee shall pay to Site Sublessor a Subrent equal to all rent due and payable under the Site Lease for the corresponding period. Such Subrent shall be prorated for any portion of a year during the last year of the Renewal Term on the basis of the number of days during such last year of the Renewal Term relative to 365 days.

ARTICLE V

SURRENDER OF FACILITY SITE

                Upon any expiration or earlier termination of the Term and satisfaction of the requirements specified in Section 5 of the Facility Lease, Site Sublessee shall surrender the Ground Interest into the possession of Site Sublessor without representation or warranty other than a warranty that the Ground Interest is free and clear of all Liens other than Owner Participant’s Liens and Permitted Liens and that the Facility and Facility Site are in the condition required by the Facility Lease. Site Sublessee shall, upon the request of Site Sublessor but at Site Sublessee’s cost and expense, execute, acknowledge and deliver a termination of this Site Sublease, to be prepared by Site Sublessor that is in a form recordable and reasonably satisfactory to Site Sublessee. The obligations of Site Sublessee under this Article V shall survive the expiration or termination of this Site Sublease.

ARTICLE VI

NONTERMINATION

                Except as provided in Sections 2.1 and 2.3 and in Articles IX, XI, XII or XV hereof, this Site Sublease shall not terminate, nor shall Site Sublessee’s interest in the Ground Interest created hereby be extinguished, lost, conveyed or otherwise impaired, or be merged into or with any other interest or estate in the Facility Site or any other property interest, in whole or in part, by any cause or for any reason whatsoever, including, without limitation, the following: (a) destruction of all or any part of the Facility or the taking of the Facility or any portion thereof by condemnation, requisition, eminent domain or otherwise, (b) any prohibition, limitation or restriction of any party’s use of all or any part of the Ground Interest or of Site Sublessee’s use of the Undivided Interest, or the interference with such use by any Person, or any eviction by paramount title or otherwise, (c) any inadequacy, incorrectness or failure of the description of the Facility Site, the Ground Interest or any property or rights intended to be granted or conveyed by this Site Sublease, (d) insolvency, bankruptcy, reorganization or similar proceedings by or against either party hereto or (e) any other reason whatsoever, whether similar or dissimilar to any of the foregoing.

ARTICLE VII

POSSESSION AND QUIET ENJOYMENT

                Site Sublessor covenants and agrees that unless a Site Sublessee Event of Default (as defined below) shall have occurred and be continuing and Site Sublessor (or the Indenture Trustee) has commenced the exercise of remedies pursuant to the Facility Lease, Site Sublessee shall enjoy quiet use, enjoyment and possession of the Ground Interest and neither Site Sublessor nor any Person claiming by, through or under Site Sublessor shall disturb Site Sublessee’s quiet use, enjoyment and possession of the Ground Interest or any portion thereof, and Site Sublessor shall not permit or suffer to exist on the Ground Interest or any part thereof any Lessor’s Lien.

ARTICLE VIII

USE OF FACILITY SITE

                Site Sublessee’s rights hereunder to use the Ground Interest shall be limited to the right of Site Sublessee (a) to use the Ground Interest during the Term in connection with the use, operation or maintenance of the Undivided Interest or an interest in any electric generating facility built in replacement or substitution of all or any portion of the Facility, as required, permitted or contemplated by the Facility Lease and the other Operative Documents, and (b) to use the Ground Interest in accordance with Applicable Law, and comply with Applicable Law as the same may pertain to the condition of the Ground Interest, the Facility Site or the Facility or any such operation thereof; provided, however, that Site Sublessee shall not be obligated to comply with any Applicable Law or Governmental Action (i) whose application or validity is being contested diligently and in good faith by appropriate proceedings for the time period of such contest (except that such contest shall not permit the return of the Undivided Interest or Facility Site in a condition which is not in compliance with any Applicable Law or Governmental Action) or (ii) compliance with which shall have been excused or exempted by a nonconforming use permit, waiver, extension or forbearance exempting it from such Applicable Law or Governmental Action, so long as, in the case of each of clauses (i) or (ii) above, such failure of compliance does not result in any danger of (A) any sale, forfeiture or loss of any part of the Undivided Interest or the Ground Interest, (B) any material Lien on the Ground Interest or the Undivided Interest, other than a Permitted Lien, or (C) any material civil liability or any criminal liability on the part of any Indemnified Party. Notwithstanding any provision contained in this Site Sublease or in any Operative Document, Site Sublessee has the right to perform any and all acts required by an order of the FERC or its successor affecting the Undivided Interest or the Ground Interest without the prior approval of Site Sublessor or any other party to the Operative Documents.

ARTICLE IX

REQUISITION

                If at any time the Facility Site or any portion thereof is requisitioned, the proceeds of such Requisition shall be divided among Site Sublessor and Site Sublessee in the proportions specified in the Facility Lease.

ARTICLE X

INSURANCE

                At all times during the Term of this Site Sublease, Site Sublessee shall comply with the requirements of Section 11 to the Facility Lease, as modified by Section 3.1(n) of the Lessee

Disclosure Schedule, and any insurance proceeds shall be applied as required by the Facility Lease.

ARTICLE XI

DAMAGE OR DESTRUCTION OF FACILITY OR MODIFICATIONS

                Subject to, and without limiting the parties’ obligations under, the other Operative Documents, if the Facility or any substantial part thereof is damaged or destroyed by any fire or other casualty, Site Sublessee shall repair or replace the Facility or such part, to the extent required pursuant to the Facility Lease, and any insurance proceeds received by Site Sublessee shall be applied and distributed in accordance with the Facility Lease.

ARTICLE XII

DEFAULT/REMEDIES

Section 12.1.        Site Sublessee Events of Default.  The occurrence and continuation of any Lease Event of Default under the Facility Lease or any action or failure to take action by Site Sublessee that constitutes or results in a Site Lease Event of Default under the Site Lease shall be deemed to be a “Site Sublessee Event of Default” under this Site Sublease, regardless of the pendency of any bankruptcy, reorganization, receivership, insolvency or other proceeding which has or might have the effect of preventing Site Sublessee from complying with the terms of this Site Sublease.

Section 12.2.        Site Sublessor’s Remedies Generally.  Upon the occurrence and continuation of any Site Sublessee Event of Default, Site Sublessor may, at its option, and in addition to and cumulatively with any other rights Site Sublessor may have at law or in equity or under this Site Sublease, (i) terminate this Site Sublease by notice to Site Sublessee, or (ii) enforce, by all proper and legal suits and other means, its rights hereunder, including the collection of damages arising out of such Site Sublease Event of Default and of all sums due hereunder, without re-entering or resuming possession of the Ground Interest or the Undivided Interest, and without terminating this Site Sublease, and should it be necessary for such party to take any legal action in connection with such enforcement, Site Sublessee shall pay Site Sublessor all reasonable attorneys’ fees so incurred, all without prejudice to any remedies that might otherwise be used by either party for recovery of arrearages of sums due hereunder, damages as herein provided, or breach of covenant; provided, however, in no event shall Site Sublessor terminate this Site Sublease unless the Facility Lease shall have been terminated in accordance with its terms.

                (b)           Recovery of Unpaid Rent and Other Amounts. Upon termination of this Site Sublease, Site Sublessor shall have the right to recover from Site Sublessee:

                                (i)            All unpaid rent which had been earned at the time of termination;

                                (ii)           All unpaid rent for the balance of the term of this Site Sublease which exceeds the amount of such rental loss that Site Sublessee proves could be reasonably avoided;

                                (iii)          All other amounts necessary to compensate Site Sublessor for all the damages arising as a result of Site Sublessee’s failure to perform all of Site Sublessee’s obligations under this Site Sublease; and

                                (iv)          Interest at the Overdue Rate on any amount due above from the date due until the date of payment.

ARTICLE XIII

MECHANIC’S LIENS AND OTHER LIENS

                At all times during the Term of this Site Sublease, Site Sublessee shall comply with the requirements of Section 6 of the Facility Lease regarding Liens. In addition, Site Sublessee will not directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to the Facility Site, or any interest therein, or on its interest in this Sublease or its interest in any other Operative Document, except Permitted Liens, Permitted Encumbrances or Owner Participant’s Liens, if any, and Site Sublessee shall promptly notify Site Sublessor of the imposition of any such Lien of which Site Sublessee has Actual Knowledge and shall promptly, at its own expense, take such action as may be necessary to fully discharge or release any such Lien, other than Permitted Liens or Permitted Encumbrances.

ARTICLE XIV

ASSIGNMENT/SUBLETTING/HYPOTHECATION

Section 14.1.        Right to Assign or Sublet.  Except as expressly permitted pursuant hereto or by the Participation Agreement or the Facility Lease, neither Site Sublessor nor Site Sublessee shall have the right to assign or otherwise transfer all or any part of such party’s interest in this Site Sublease or in the Ground Interest or to sublet the whole or any part of the Ground Interest and/or delegate any or all of its obligations under this Site Sublease.

Section 14.2.        Lien on Leasehold Prohibited.  Except as expressly permitted pursuant to the Participation Agreement or the Facility Lease, Site Sublessee shall not have the right to encumber, mortgage, pledge or hypothecate its interest in this Site Sublease or the Ground Interest or to grant an assignment of the rents, issues and profits from the Ground Interest.

Section 14.3          Assignment of Site Sublessor’s Rights.  During the term of the Site Lease, Site Sublessor shall have the right to encumber, mortgage, pledge or hypothecate its interest in this Site Sublease, the Site Lease or the Ground Interest or to grant an assignment of the rents, issues and profits from this Site Sublease or the Ground Interest (any such encumbrance, mortgage, pledge, hypothecation or assignment, a “Leasehold Lien”) in favor of or to the Indenture Trustee or any future lender to Site Sublessor (a “Leasehold Mortgagee”), to the extent permitted under the Operative Documents. Site Sublessee specifically acknowledges that, concurrently with the execution and delivery of this Site Sublease, Site Sublessor will, as security for the Secured Indebtedness of Site Lessee under the Notes, grant the Indenture Trustee a Lien in and to all of Site Sublessor’s right, title and interest in, to and under the Ground Interest (other than Excepted Payments). Site Sublessee hereby consents to such assignment and creation of such Lien (and to any Lien granted to any future lender) and acknowledges receipt of copies of the Indenture, it being understood that such consent shall not affect any requirement or the absence of any requirement for any consent under any other circumstances. Site Sublessee further acknowledges and agrees that this Site Sublease is and shall be subject and subordinate to any Leasehold Lien. Unless and until Site Sublessee shall have received written notice from a Leasehold Mortgagee that the Leasehold Lien has been fully released, the Leasehold Mortgagee under the Leasehold Lien shall have the rights of Site Sublessor under this Site Sublease to the extent, and subject in each case to the exceptions set forth in, the Leasehold Lien.

ARTICLE XV

PURCHASE OF FACILITY

                Notwithstanding any provision of this Site Sublease, including Article V hereof, in the event that the Undivided Interest is transferred to or otherwise acquired by Site Sublessee in accordance with and pursuant to any of Sections 10, 13 or 14 of the Facility Lease, this Site Sublease shall terminate as of the date of any such transfer or other acquisition by Site Sublessee of the Undivided Interest.

ARTICLE XVI

PUBLIC UTILITIES

                Site Sublessee shall pay directly for all public utility goods and services supplied to the Facility during the Term of this Site Sublease.

ARTICLE XVII

TAXES

                Site Sublessee shall pay and hold each Tax Indemnitee harmless on an After-Tax Basis from and against all real property taxes, assessments, and personal property taxes applicable to the Facility Site and the Facility during the Term of this Site Sublease. Site Sublessee’s obligations under this Article XVII shall survive the expiration or termination of this Site Sublease.

ARTICLE XVIII

MISCELLANEOUS

Section 18.1.        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given or made three (3) days after being deposited in the United States mail, certified or registered with appropriate postage prepaid or, if delivered by hand or by telecopy or other wire transmission service, when received, addressed as follows:

                If to Site Sublessor:

Mansfield 2007 Trust A
c/o U.S. Bank Trust National Association
300 Delaware Avenue, 9th floor
Wilmington, DE 19801
Attention: Corporate Trust Services
Facsimile: (302) 576-3717

                If to Site Sublessee:

FirstEnergy Generation Corp. 76 South Main Street
Akron, Ohio 44308
Attention: Vice President and Treasurer
Attention: Associate General Counsel
Facsimile: (330) 384-3875

or to such other address as either party shall from time to time designate in writing to the other party hereto.

Section 18.2.        Counterparts.   This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 18.3.        Amendments.  Neither this Site Sublease nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing (a) signed by the party against which the enforcement of the termination, amendment, supplement or modification shall be sought and then only if such termination, amendment, supplement or modification is in accord with the Participation Agreement and (b) consented to in writing by any Leasehold Mortgagee.

Section 18.4.        Headings, etc.  The headings of the various Articles and Sections of this Site Sublease are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

Section 18.5.        Successors and Assigns.  Subject to the provisions of Article XIV concerning the parties’ respective rights to assign their interests in this Site Sublease, the terms of this Site Sublease shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. The Indenture Trustee and any Leasehold Mortgagee are express third party beneficiaries of this Site Sublease entitled to enforce it.

Section 18.6.        Governing Law.   This Agreement shall be governed by, and construed in accordance with, the law of the Commonwealth of Pennsylvania, it being understood that, to the fullest extent permitted by the law of the Commonwealth of Pennsylvania, the law of the State of

New York shall govern the validity and the enforceability of the representations, warranties, covenants and obligations of Site Sublessee and Site Sublessor under this Site Sublease.

Section 18.7.        Waivers.  No waiver of a term, condition or provision of this Site Sublease shall be valid or of any effect unless made in writing, signed by the party to be bound or its duly authorized representative, and specifying with particularity the manner and extent of such waiver. Any waiver by either party of any default of the other shall not affect or impair any right arising from any subsequent default.

Section 18.8.        Furtherance Assurances.  Site Sublessor and Site Sublessee agree to sign such documents or other writings, and to take such further actions, as may reasonably be requested by the other party in order to more fully effectuate the provisions of this Site Sublease consistent with the intent of the parties thereto, and the transactions contemplated thereby.

Section 18.9.        Entire Agreement.   This Agreement and the other Operative Documents contain the entire understanding of the parties hereto with respect to the subject matter covered hereby and thereby, and supersede and cancel any and all oral or written prior agreements, understandings, statements and representations between the parties with respect to the management and conduct of the Ground Interest and the Undivided Interest.

Section 18.10.      Severability of Provisions.  Any provision of this Site Sublease which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 18.11.      Memorandum.  A memorandum of this Site Sublease shall be recorded in the Official Records.

Section 18.12.      Limitation of Liability of Trust Company.  It is expressly understood and agreed by the parties hereto that (a) this Site Sublease is executed and delivered by a representative of the Trust Company, not individually or personally but solely as the Owner Trustee of and on behalf of Site Sublessor, as trustee under the Trust Agreement, in the exercise of the powers and authority conferred and vested in it pursuant thereto, (b) each of the representations, undertakings and agreements herein made on the part of Site Sublessor is made and intended not as a personal representation, undertaking and agreement by the Trust Company but for the purpose of binding only Site Sublessor, (c) nothing herein contained shall be construed as creating any liability on the Trust Company, individually or personally, to perform any covenant either expressed or implied herein, all such liability, if any, being expressly waived by the parties hereto or by any Person claiming by, through or under the parties hereto, and (d) under no circumstances shall the Trust Company be personally liable for the payment of any indebtedness or expenses of Site Sublessor or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by Site Sublessor under this Site Sublease. Notwithstanding the foregoing, the Trust Company is an intended beneficiary of this Site Sublease.

[Signature Page Follows]

                IN WITNESS WHEREOF, the parties hereto have caused this Site Sublease to be duly executed by their respective officers thereto duly authorized as of the day and year first above written.

SITE SUBLESSOR:

MANSFIELD 2007 TRUST A

By: U.S. BANK TRUST NATIONAL ASSOCIATION Not in its individual capacity, but solely as Owner Trustee

By:	/s/ Mildred F. Smith

Name: Mildred F. Smith
Title: Vice President

SITE SUBLESSEE:

FIRSTENERGY GENERATION CORP.

By:	/s/ James F. Pearson

Name: James F. Pearson
Title: Vice President and Treasurer

Exhibit A to Site Sublease

Legal Description of the Facility Site

ALL that certain piece or parcel of land lying and being situate in the Borough of Shippingport, County of Beaver, and Commonwealth of Pennsylvania, and being more particularly bounded and described as follows:

                BEGINNING at a concrete monument a the intersection of the Pennsylvania Power Company’s Bruce Mansfield Plant South property line with the Westerly right-of-way of the New Cumberland and Pittsburgh Railroad (now Penn Central Railroad) said concrete monument bears South 85° 11’ East, a distance of 152.70 feet, and South 33° 16’ East, a distance of 324.80 feet from the Grantor’s Southwest property corner; thence from said concrete monument South 51° 00’ East, a distance of 187.39 feet to a point, said point bears North 51° 00’ West, a distance of 8.00 feet from the East-West baseline column row (P) of the Bruce Mansfield Plant; thence North 39° 00’ East, a distance of 2,010.35 feet to the North-South baseline column row (10) and the true place of beginning of the premises herein to be described and being the Southwest corner of the base of Unit No. 1; thence with the Westerly edge of said base slab and parallel to column row (P) and North 53° 00’ West, a distance of 8.00 feet therefrom; North 39° 00’ East, a distance of 280.00 feet to the Northwest corner of said base slab; thence from the Northwest corner of said base slab, and parallel to column row (I) and North 39° 00’ East, a distance of 6.00 feet therefrom; thence South 51°00’ East, a distance of 164.00 feet to a corner of said slab; thence paralleled to column row (J) and South 51° 00’ East, a distance of 6.00 feet therefrom; thence South 39° 00’ West ,a distance of 26.00 feet to another corner which bears North 39° 00’ East, a distance of 6.00 feet from column row (2); thence continuing with the edge of said base slab and parallel to column row (2) South 51° 00’ East, a distance of 258.75 feet to the northeast corner of said base slab; thence continuing with the edge of said slab and parallel to column row (A) and South 51° 00’ East, a distance of 6.00 feet therefrom, South 39° 00’ West, a distance of 254.00 feet to the Southwest corner of said base slab; thence with the North-South baseline and column row (10), North 51° 00’ West, a distance of 422.75 feet to the Southwest corner of said base slab and the place of beginning, containing 111,643 square feet or 2.563 acres;

Together with the easements appurtenant set forth in that certain Indenture, dated August 13, 1974 between Lee E. Whitmire, Jr., Trustee, and The Cleveland Electric Illuminating Company, Ohio Edison Company, Pennsylvania Power Company, and Toledo Edison Company, recorded in the Office of the Recorder of Deeds of Beaver County, Pennsylvania on August 16, 1974, in Deed Book 1029, Page 456.

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